SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check  the  appropriate  box:

[X]     Preliminary  Proxy  Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-b(e)(2))
[ ]     Definitive  Proxy  Statement
[ ]     Definitive  Additional  Materials
[ ]     Soliciting  Material  Pursuant  to   240.14a-11(c)  or   240.14a-12


                       SAFEGUARD HEALTH ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                       SAFEGUARD HEALTH ENTERPRISES, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment  of  Filing  Fee  (Check  the  appropriate  box):

[X]     No  fee  required.
[ ]     $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)  or
        Item  22(a)(2)  of  Schedule  14A.
[ ]     Fee  computed  on  table  below  per Exchange Act Rules 14a-6(i)(4)  and
        0-11.

     1)   Title of each class of securities to which transaction applies:


     2)     Aggregate  number  of  securities  to  which  transaction  applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined

     4)     Proposed  maximum  aggregate  value  of  transaction

     5)     Total  fee  paid:

[ ]     Fee  paid  previously  with  preliminary  materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount  previously  paid:
            --------------------------------------------------------------------
     2)     Form,  Schedule  or  Registration  Statement  No.:
            --------------------------------------------------------------------
     3)     Filing  Party:
            --------------------------------------------------------------------
     4)     Date  Filed:
            --------------------------------------------------------------------

PROXY                  SAFEGUARD  HEALTH  ENTERPRISES,  INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
             ANNUAL MEETING OF THE STOCKHOLDERS - NOVEMBER 19, 1999

     The undersigned hereby nominates, constitutes and appoints Steven J. Baileys, DDS, and Ronald I. Brendzel, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SAFEGUARD HEALTH ENTERPRISES, INC. (the "Company") which the undersigned is entitled to represent and vote at the 1999 Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 95 Enterprise, Aliso Viejo, California, 92656-2601, on Friday, November 19, 1999, at 4:00 p.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

            THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, 3 AND 4

1.     ELECTION  OF  DIRECTORS
       -----------------------

    [ ]  FOR                                   [ ]  WITHHOLD  AUTHORITY
         all nominees listed below (except          to vote for all nominees
         as marked to the contrary below)           listed below

         Election of the following nominees as directors: Steven J. Baileys, D.D.S., John E. Cox, Ronald I. Brendzel, J.D., William E. McKenna, Michael M. Mann, Ph.D., George H. Stevens, and Bradford M. Boyd, D.D.S.

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. The approval of the issuance to CAI Partners and Company II, L.P., CAI Capital Partners and Company II, L.P. and Jack R. Anderson (the "Investors") of (i) $20,000,000 aggregate principal amount of the Company's 8% Senior Notes together with detachable warrants to purchase 2,500,000 shares of the Company's Common Stock, and (ii) $20,000,000 aggregate principal amount of the Company's 8% Convertible Debentures;

                [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

3. The approval of an amendment to the Company's Certificate of Incorporation to grant voting rights to the holders of the Company's 8% Convertible Debentures;

                [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

4. Ratification of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1999;

                [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

5. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

                [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

        IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, AND "FOR" PROPOSALS NUMBERED 2, 3 AND 4 ON THE REVERSE SIDE.

          Date  ______________,  1999


                          (Signature  of  stockholder)

          Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                                  95 ENTERPRISE
                         ALISO VIEJO, CALIFORNIA  92656

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held November 19, 1999

To  the  Stockholders  of  SafeGuard  Health  Enterprises,  Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of SafeGuard Health Enterprises, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company located at 95 Enterprise, Aliso Viejo, California, on Friday, November 19, 1999 at 4:00 p.m. Pacific Standard Time, to consider and vote on the following matters:

     (1)     The  election  of  a  Board  of  Directors;

     (2) The approval of the issuance to CAI Partners and Company II, L.P., CAI Capital Partners and Company II, L.P. and Jack R. Anderson (the "Investors") of (i) $20,000,000 aggregate principal amount of the Company's 8% Senior Notes together with detachable warrants to purchase 2,500,000 shares of the Company's Common Stock, and (ii) $20,000,000 aggregate principal amount of the Company's 8% Convertible Debentures, all pursuant to the terms and conditions of a Debenture and Note Purchase Agreement, dated as of June 29, 1999, by and among the Company and the Investors;

     (3) The approval of an amendment to the Company's Certificate of Incorporation to grant voting rights to the holders of the Company's 8% Convertible Debentures;

     (4) The ratification of the appointment of Deloitte & Touche, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

     (5) Such other business as may properly come before the meeting or any adjournment thereof.

     The Debenture and Note Purchase Agreement, the exhibits thereto and related matters, including the proposed amendment to the Company's Certificate of Incorporation are more fully described in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on October 19, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company's stock transfer books will not be closed on such date.

     The Board of Directors welcomes the personal attendance of Stockholders at the meeting. HOWEVER, PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

                                      By Order of the Board of Directors


                                      Ronald  I.  Brendzel
Aliso Viejo, California               Corporate  Secretary
October 22, 1999

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                                  95 ENTERPRISE
                          ALISO VIEJO, CALIFORNIA 92656

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 19, 1999
                                  at 4:00 p.m.

This Proxy Statement and the enclosed form of proxy are being furnished in connection with the solicitation by the Board of Directors of SafeGuard Health Enterprises, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders, which will be held on Friday, November 19, 1999 at 4:00 p.m., local time, at the Company's principal executive offices, located at 95 Enterprise, Aliso Viejo, California 92656, and any adjournments or postponements thereof (the "Annual Meeting"). The purpose of the Annual Meeting and the matters to be voted upon are set forth in the accompanying Notice of Annual
Meeting of Stockholders. This Proxy Statement, Notice of Annual Meeting of Stockholders and the enclosed form of proxy are being mailed to all stockholders of the Company on or about October 22, 1999.

The Board of Directors urges you to complete, sign, date and return the enclosed proxy card in the accompanying envelope. If your shares are held in the name of a bank, broker or other nominee, only your bank, broker or nominee can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the enclosed proxy card as soon as possible.

RECORD  DATE;  SHARES  OUTSTANDING  AND  ENTITLED  TO  VOTE;  QUORUM

Only holders of record of the Company's Common Stock at the close of business on October 19, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 4,747,498 shares of Common Stock issued, outstanding and entitled to vote, held of record by approximately 800 stockholders. A majority, or 2,373,750 of these shares, present at the Annual Meeting in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held of record as of the Record Date. Abstentions and broker non-votes are each included for the purposes of determining whether there is a quorum present at the Annual Meeting.

VOTE  REQUIRED

The election of directors as described in Proposal 1 will be by a plurality of the votes represented and voting at the Annual Meeting, and abstentions and broker non-votes will have no effect in the election of directors.

The Company values the advice and consent of its stockholders and is seeking their consent to the Debenture and Note Purchase Agreement and the transactions contemplated thereby. The Company is seeking the affirmative vote of the holders of a majority of shares of the Company's Common Stock represented and voting at the Annual Meeting to approve the Debenture and Note Purchase Agreement and the transactions contemplated by Proposal 2. Abstentions will have the same effect as votes against Proposal 2, and brokers non-votes will have no effect.

The Company seeks its stockholders' consent to amend the Company's Certificate of Incorporation in Proposal 3. Pursuant to the Delaware General Corporation Law, the affirmative vote of at least a majority of all shares of the Company's Common Stock outstanding on the Record Date is required for Proposal 3 to be adopted. Abstentions and broker non-votes will have the same effect as votes against Proposal 3.

The affirmative vote of at least a majority of the shares of the Company's Common Stock represented and voting at the Annual Meeting is required for Proposal 4 to be adopted. Abstentions will have the same effect as votes against Proposal 4, and broker non-votes will have no effect.

VOTING  OF  PROXIES;  REVOCABILITY  OF  PROXIES

All shares of Common Stock represented by proxies that are properly executed and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR the election of the nominees for director listed below; FOR approval of the Debenture and Note Purchase Agreement and the transactions contemplated thereby; FOR approval of the amendment to the Certificate of Incorporation; and FOR approval of the appointment of Deloitte & Touche, LLP. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to the Secretary of the Company (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, addressed to Corporate Secretary, SafeGuard Health Enterprises, Inc., 95 Enterprise, Aliso Viejo, California, 92656, facsimile number (949) 425-4586, (ii) signing and delivering a proxy relating to the same shares and bearing a later date than the earlier proxy, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If a quorum is not obtained or if fewer shares of Common Stock than the number required therefor are voted in favor of approval of the proposals to be voted upon at the Annual Meeting, the Board of Directors expects to postpone or adjourn the Annual Meeting in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original Annual Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

SOLICITATION  OF  PROXIES  AND  EXPENSES

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, the directors, officers and employees of the Company may solicit proxies from stockholders in person or by telephone, telegram, letter or facsimile. These individuals will not receive additional compensation for such solicitation services. The Company will reimburse brokers, fiduciaries, custodians, and other nominees for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to, and obtaining instructions and authorizations relating to such materials from, beneficial owners of the Company's Common Stock.

DEADLINES  FOR  RECEIPT  OF  STOCKHOLDER  PROPOSALS

Proposals of stockholders that are intended to be presented by such stockholders at the next annual meeting of the Company's stockholder must deliver or mail a timely notice to the Company, together with a brief description of the business desired to be brought before the meeting. Pursuant to the Company's Bylaws, to be timely, a stockholder's notice must be delivered to the Company not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting, except that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely, must be delivered no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the stockholder's notice is not timely made, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by the Company's Board of Directors and delivered to the Company in connection with such meeting.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

The Company is incorporated under the laws of the State of Delaware. It is permissible under Delaware law for a corporation to have a classified board of directors. The Company's Bylaws provide that the Company's Board of Directors is divided into three classes, with one class of directors elected at each annual meeting of stockholders for a three-year term and until their respective successors are elected and qualified. However, since a majority of the Company's Common Stock is held by persons with California addresses and the Company has substantial business contacts with the State of California, the Company is subject to Section 2115 of the California General Corporation Law. As a result, certain legal matters, including provisions relating to the election of directors, are governed by California law and not by Delaware law or the Company's Bylaws. Under applicable California law, the Company is not permitted to have a classified board and all directors of the Company are required to be elected each year. Also, under California law, stockholders are permitted to exercise cumulative voting rights. This means that, in the election of directors, each stockholder is entitled to a number of votes equal to the number of his or her shares of stock multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or distribute them among the nominees as he or she sees fit. However, no stockholder is entitled to cumulate votes for a nominee unless the nominee's name has been placed in nomination prior to the vote and the stockholder has given notice at the meeting, prior to voting, of the stockholder's intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may cumulate their votes for nominees. The persons named in the enclosed form of Proxy may, in their discretion, cumulate votes pursuant to the proxies for any one or more nominees.

The Board of Directors has nominated for election as directors the seven persons named below, all of whom are incumbent directors. All of the nominees have indicated that they are able and willing to serve as directors.

If the Company continues to be subject to Section 2115 of the California General Corporation Law at the time of the next annual meeting of stockholders, the directors elected at the next annual meeting will hold office until the next annual meeting and until their respective successors are elected and qualified. However, if at the time of the next annual meeting the Company is no longer subject to Section 2115, Steven J. Baileys, D.D.S., the Company's Chairman of the Board and Chief Executive Officer, and George H. Stevens, a current director, will be deemed to have been elected as Class III directors to serve for a term of three years and until their successors are elected and qualified, Mr. Brendzel, Dr. Mann and Dr. Boyd will be deemed to have been elected as Class II directors to serve for a term of two years and until his successor is elected and qualified, and Mr. Cox and Mr. McKenna will be deemed to have been elected as Class I directors whose terms will expire at the next annual meeting and upon the election and qualification of their successors.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW. Shares represented by proxies will be voted FOR the election to the Board of Directors each of the nominees named below. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director; however, if any nominee is unable or declines to serve, proxies will be voted for any substitute nominee designated by the Board of Directors.

The Investors will have the right to representation on the Company's Board of Directors following the consummation of the transactions described in Proposal 2 below. The Investors intend to appoint Jack R. Anderson, Leslie B. Daniels and James E. Buncher to the Company's Board of Directors. To the extent that any such director designees are affiliated or associated with any of the Investors, such persons may be deemed to have interests in such transactions that are in addition to the interests of the Company's stockholders generally. When the Investors' designees become directors, they will also be entitled to receive nominal compensation and benefits to which other non-employee members of the Company's Board of Directors are entitled. Upon their appointment, the authorized number of directors shall be reduced to six and William E. McKenna, Michael M. Mann, Ph.D., George H. Stevens and Bradford M. Boyd, D.D.S. will resign as Directors of the Company.

Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of the stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid and addressed to: Corporate Secretary, SafeGuard Health Enterprises, Inc., 95 Enterprise, Aliso Viejo, California 92656, not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting, or the 10th day following the date on which public announcement of the date of the Annual Meeting was first made by the Company.

Each such notice must set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company, if elected. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The following information sets forth biographical information, as of September 30, 1999, for the nominees for director of the Company:


           NAME            AGE                       PRINCIPAL OCCUPATION
-------------------------  ---  --------------------------------------------------------------
Steven J. Baileys, D.D.S.   45  Chairman of the Board of Directors and Chief Executive Officer
                                of the Company
John E. Cox                 48  President and Chief Operating Officer Of the Company
Ronald I. Brendzel, J.D.    50  Senior Vice President, General Counsel and Secretary of the
                                Company
William E. McKenna          80  General Partner, MCK Investment Company
Michael M. Mann, Ph.D.      59  President, Blue Marble Development Group, Inc.
George H. Stevens           46  President, Belle Haven Marina, Inc.
Bradford M. Boyd, D.D.S.    48  Dentist, Bradford M. Boyd, D.D.S.

Dr. Baileys is Chairman of the Board of Directors and Chief Executive Officer. He was President from 1981 until March 1997, Chief Executive Officer since May 1995 and Chairman of the Board of Directors since September 1995. He was Chief Operating Officer of the Company from 1981 until May 1995. From 1975 until 1981, Dr. Baileys served in a variety of executive and administrative capacities with the Company. From September 30, 1996 through March 31, 1998, Dr. Baileys was also an officer, director and fifty percent (50%) stockholder in the Islas Professional Dental Corporation which operated a dental practice under contract to a subsidiary of the Company. Dr. Baileys is licensed to practice dentistry in the State of California. He is also a member of the Southern California chapter of the Young Presidents' Organization. Dr. Baileys is the brother-in-law of Mr. Brendzel.

Mr. Cox was appointed President and Chief Operating Officer and elected as a director of the Company in March 1997. He was Executive Vice President and Chief Operating Officer of the Company from May 1995 to March 1997. From 1985 to 1995, he served in various executive capacities for CIGNA Dental Health, including Vice President, National Sales and Account Services, Western Regional President, Chief Financial Officer, and Controller. From 1981 to 1985, Mr. Cox served in various financial capacities for Southeastern Health Services/Prucare-Prudential Insurance Company's group model HMO in Atlanta, Georgia. He is one of the Company's representatives to the National Association of Dental Plans, and served on the Board of Directors of the California Association of Dental Plans.

Mr. Brendzel is Senior Vice President, General Counsel, Secretary and a director of the Company. He was Chief Financial Officer from April 1988 to May 1996, Vice President-Corporate Development from August 1980 to April 1986, and held various executive and administrative positions with the Company from 1978 until 1980. Mr. Brendzel is a member of the California State Bar and is licensed to practice law in the State of California. He is also a member of the California Knox-Keene Health Care Service Plan Advisory Committee, which assists the California Department of Corporations in regulating managed health care service plans. Mr. Brendzel is also a former member of the Texas Health Maintenance Organization Solvency Surveillance Committee which assists the Texas Department of Insurance in regulating health maintenance organizations.

Mr. McKenna has been a director of the Company since September 1983. Since December 1977, Mr. McKenna has been a general partner of MCK Investment Company, a private investment company. Mr. McKenna was Chairman of the Board of Directors of Technicolor, Inc. from 1970 to 1976 and was formerly Chairman of the Board of Directors and Chief Executive Officer of Hunt Foods & Industries, Inc. and its successor, Norton Simon, Inc. From 1960 to 1967, Mr. McKenna was associated with Litton Industries, Inc. as a director and in various executive capacities. He is currently a director of California Amplifier, Inc., Midway Games, Inc., Drexler Technology Company and WMS Industries, Inc.

Dr.  Mann  has  been  a  director  of  the  Company  since May 1987.  He is also
Chairman, President and Chief Executive Officer of Blue Marble Development Group, Inc., and Chairman of Blue Marble Partners, international corporate development and consulting firms, and an Adjunct Professor of Industrial and Systems Engineering at the University of Southern California. He also serves as a member of the Board of Examiners for the Malcolm Baldrige National Quality Award. During the period from September 1987 to July 1988, Dr. Mann was a Senior Consultant of Arthur D. Little, Inc. From August 1986 until September 1987, Dr. Mann was a partner of Mann, Kavanaugh, Chernove & Associates, a business development firm. He was President, Chief Executive Officer and a director of Helionetics, Inc., a defense, energy and signal information processing company, from December 1984 to July 1986, and Executive Vice
President from April to December 1984. Dr. Mann is currently a director of Datum, Inc. and Management Technology, Inc.

Mr. Stevens has been a director of the Company since May 1989. Since 1982, he has been President of Belle Haven Marina, Inc., a privately held leisure and recreational organization located in Virginia. He is also President of Kingfish Company, a privately held corporation which is engaged in the business of chartering pleasure yachts in the mid Atlantic region. Mr. Stevens is also the owner of Mariner Sailing School located in Virginia. Mr. Stevens' combined organization is the largest operator of recreational vessels in the Washington D.C. area.

Dr. Boyd has been a director of the Company since May 1995. He is licensed to practice dentistry in the State of California and since 1983, has been the sole proprietor of Bradford M. Boyd, D.D.S. located in Lancaster, California. Dr.
Boyd also is a private investor. He is a member of the American Dental Association, California Dental Association, San Fernando Valley Dental Society and an officer of Dental Foundation of California. Dr. Boyd is also a member of the Board of Directors of High Desert Children's Dental, a charity organization providing free dental services to underprivileged children.

Jack R. Anderson is a director-nominee who will be appointed to the Board of Directors upon the closing of the transactions described in Proposal 2. Mr. Anderson, age 73, has been President of Calver Corporation, a health care consulting and investment firm, and a private investor, since 1982. Mr. Anderson currently serves on the board of directors of PacificCare Health Systems, Inc., Horizon Health Corporation and Genesis Health Ventures, Inc.

Leslie B. Daniels is a director-nominee who will be appointed to the Board of Directors upon the closing of the transactions described in Proposal 2. Mr. Daniels, age 52, was a founder of CAI in 1989 and has been a principal with that entity since that time. Mr. Daniels has had substantial experience investing as a principal in the health care industry. Over the last 20 years, Mr. Daniels has invested in numerous start-up, venture capital and buyout transactions in various sectors across the health care spectrum, including health maintenance organizations, hospitals, nursing homes, cancer treatment centers, psychiatric and substance abuse services, generic drugs, pre-clinical and clinical contract research organizations and pharmacy benefit companies. Mr. Daniels was a past Chairman of Zenith Laboratories, Inc. and has been a director of Ivaz Corp., Comprecare, Inc. and MIM Corp.

James E. Buncher is a director-nominee who will be appointed to the Board of Directors upon the closing of the transactions described in Proposal 2. Mr. Buncher, age 62, has been a private investor since September 1997. Mr. Buncher was also President and Chief Executive Officer of Community Dental Services, Inc., a corporation operating dental practices in California, from October 1997 until July 1998. Mr. Buncher was the President of Health Plans Group of Value Health, Inc., a national specialty managed care company, from September 1995 to September 1997 and served as Chairman, President and Chief Executive Officer of Community Care Network, Inc., a Value Health Subsidiary, from August 1992 to September 1997, Value Health was acquired by a third party and Mr. Buncher resigned his positions with that company. He currently serves on the board of directors of Horizon Health Corporation and Alliance Imaging, Inc.

                      THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors conducted five meetings during fiscal year 1998. All of the persons who were directors of the Company during fiscal year 1998, and who are currently directors of the Company, attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by the committee on which they served during fiscal year 1998.

Compensation  of  Directors.

Directors who were not otherwise employed by the Company were paid an annual fee of $15,000 during fiscal year 1998. Each non-employee Board member, pursuant to the Company's Automatic Option Grant program, received an automatic option grant in November 1998 to purchase 4,000 shares of Common Stock under its Stock Option Plan (the "Plan") with an exercise price of $5.00 per share, the market price of the Common Stock on the grant date. Each option has a maximum term of ten years and will become exercisable for all of the option shares upon the optionee's completion of one year of continuous Board of Directors service measured from the grant date.

Audit  Committee.

The Audit Committee is composed of Messrs. McKenna, Stevens, and Drs. Mann and Boyd, and is chaired by Mr. McKenna. The Audit Committee met three times in fiscal year 1998. The functions performed by the Audit Committee included recommendations to the Board of Directors regarding the selection of independent accountants to serve the Company for the ensuing year, reviewing with the independent accountants and management the general scope and results of the Company's annual audit, the fees charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors and for recommending the engagement or discharge of the Company's independent accountants.

Nominating  Committee.

The Nominating Committee consists of Messrs. McKenna, Stevens, and Drs. Mann and Boyd, and is chaired by Dr. Mann. The primary responsibilities of the Nominating Committee are to consider and make recommendations to the full Board of Directors of candidates to serve as directors of the Company. The Nominating Committee met in March 1999 and recommended that all current board members be recommended to serve as directors of the Company. All members of the Nominating Committee attended this meeting. The Nominating Committee will not consider nominees recommended by stockholders.

Compensation  and  Stock  Option  Committee.

The Company's Compensation and Stock Option Committee is composed of Messrs. McKenna and Stevens, and Drs. Mann and Boyd, and is chaired by Mr. McKenna. All members of this Committee are non-employee directors. The Committee is responsible for reviewing the performance of the officers of the Company and, subject to any existing employment agreements, establishing the annual compensation for all officers, including salary and perquisites. The Committee is also primarily responsible for the administration of the Plan. The Compensation and Stock Option Committee met one time during fiscal year 1998.

                              CERTAIN TRANSACTIONS

On September 30, 1996, the Company sold to Islas Professional Dental Corporation ("Islas"), a dental practice (the "Practice") owned by a subsidiary of the Company in the aggregate amount of $1,131,000. Steven J. Baileys, D.D.S., the Company's Chairman of the Board of Directors and Chief Executive Officer, owned a 50% interest in Islas, which secured two promissory notes from a subsidiary of the Company in the amount of the purchase price. Said notes are payable in equal monthly installments over a 30 year period and a five year period, respectively, and bear interest at eight and one half percent. The Practice is also under contract to provide services to a subsidiary of the Company. During fiscal year 1998, the Company paid Islas $205,262.57 under said contract. The sale of the Practice was reviewed and approved by the independent members of the Board of Directors on September 27, 1996, which took into consideration information provided to it by the Company's independent accountants and outside counsel concerning the value of the Practice as an ongoing business owned by the Company contrasted to being owned by an independent dentist, the sale price of dental practices of similar size and scope, and the sale of other dental practices owned by the Company to unrelated parties. The action of the independent members of the Board of Directors in approving the sale of the Practice was ratified by the full Board of Directors of the Company on September 27, 1996. The Practice was sold to an unrelated third party effective on March
31,  1998,  for  the  assumption  of  the  obligation  referred  to  above.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of the Common Stock of the Company as of September 30, 1999, by each director, each executive officer named in the Summary Compensation Table below and all current directors and officers as a group. All shares of Common Stock are subject to the named person's sole voting and investment power, except where otherwise indicated.


                                                  Shares Beneficially   APPROXIMATE PERCENT
           Name                                        Owned  (1)            OF CLASS
-----------------------------------------------  --------------------  -------------------
Steven J. Baileys, D.D.S. (2)                               1,982,099                 41.8
Ronald I. Brendzel, J.D. (3)                                  136,573                  2.9
John E. Cox (4)                                                85,000                  1.8
William E. McKenna (5)                                         36,500                    *
Michael M. Mann, Ph.D. (6)                                     29,000                    *
George H. Stevens (7)                                          24,350                    *
Herb J. Kaufman, D.D.S. (8)                                    16,768                    *
Bradford M. Boyd, D.D.S. (9)                                   11,080                    *
Kenneth E. Keating (10)                                         5,833                    *
All current directors and officers  as a group              2,346,202                 49.4
 (12 persons)


                             PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to those persons who, to the Company's knowledge, beneficially owned five percent or more of Common Stock as of September 30, 1999, except with respect to FMR Corp., Brinson Partners, Inc., and Dimensional Fund Advisors, Inc., which are stated as of December 31, 1998, based on filings made with the Securities and Exchange Commission. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules and regulations of the Securities and Exchange Commission and generally means the power to vote or dispose of securities regardless of any economic interest therein.

-------------------------
 *   Less than one percent (1%).
(1) Some of the stockholders included in this table reside in states having community property laws under which the spouse of a stockholder in whose name securities are registered may be entitled to share in the management of their community property which may include the right to vote or dispose of such shares, and includes options to purchase 334,834 shares of Common Stock exercisable as of April 1, 1999, or within 60 days thereafter.
(2) The shares indicated include options to purchase 183,332 shares of Common Stock, 700,767 shares of Common Stock representing 14.8% owned by the Baileys Family Trust, 303,000 shares of Common Stock representing 6.4% held in various trusts for relatives of Dr. Baileys, for both of which Dr. Baileys is Trustee and for which Dr. Baileys has sole power to vote the securities, but for both of which Dr. Baileys disclaims beneficial ownership, and 150,000 shares of Common Stock representing 3.2% held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director and for which Dr. Baileys has shared power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership. In addition, the shares owned by Dr. Baileys directly and the shares owned by the Baileys Family Trust are subject to a voting agreement with the Investors (see Proposal 2 - Stockholder Agreements) and if the transactions described in Proposal 2 are concluded, the shares owned by Dr. Baileys directly will be subject to certain voting and restrictive agreements (see Proposal 2 - Agreement Among Investors).
(3)  Includes options to purchase 25,000 shares of Common Stock.
(4)  Includes options to purchase 75,000 shares of Common Stock.
(5)  Includes options to purchase 29,000 shares of Common Stock.
(6)  Represents options to purchase 29,000 shares of Common Stock.
(7)  Includes options to purchase 24,000 shares of Common Stock.
(8)  Includes options to purchase 16,666 shares of Common Stock.
(9)  Includes options to purchase 10,000 shares of Common Stock.
(10) Represents options to purchase 5,833 shares of Common Stock.


                                    APPROXIMATE AMOUNT AND NATURE   PERCENT
 NAME OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP (1)    OF CLASS
----------------------------------  ------------------------------  --------
Steven J. Baileys, D.D.S. (2)                            1,982,099      41.8
Baileys Family Trust (3)                                   700,767      14.8
FMR Corp. (4)                                              462,700       9.8
Brinson Partners, Inc. (5)                                 403,755       8.5
Dimensional Fund Advisors, Inc. (6)                        288,100       6.1
Donald W. Burton (7)                                       268,200       5.6
All Principal Stockholders                               3,404,854      71.7


Jack R. Anderson, an "Investor" as defined in Proposal 2 of this proxy statement, filed a Schedule 13D with the SEC on July 8, 1999 disclosing ownership of an aggregate of 5,235,000 shares of Common Stock of the Company, which includes 5,000,000 shares underlying securities to be issued pursuant to the Purchase Agreement. Excluding such 5,000,000 shares, according to the
Schedule 13D, Mr. Anderson beneficially owns 235,000 shares of Common Stock, or 4.95% of the issued and outstanding shares of Common Stock of the Company. Mr. Anderson disclaimed beneficial ownership of all shares except for the 235,000 shares currently owned and 625,000 shares underlying the securities to be issued to Mr. Anderson pursuant to the Purchase Agreement.

-------------------------

(1) Except as otherwise stated herein, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and include all shares held of record on September 30, 1999, and shares subject to options outstanding and exercisable within 60 days thereafter.
(2) Steven J. Baileys, D.D.S., an officer and director of the Company, located at 95 Enterprise, Aliso Viejo, California 92656, has sole voting and investment power with respect to the shares indicated. The shares indicated include options to purchase 183,332 shares of Common Stock, 700,767 shares of Common Stock representing 14.8% owned by the Baileys Family Trust, 303,000 shares of Common Stock representing 6.4% held in various trusts for relatives of Dr. Baileys, for both of which Dr. Baileys is Trustee and for which Dr. Baileys has sole power to vote the securities, but for both of which Dr. Baileys disclaims beneficial ownership, and 150,000 shares of Common Stock representing 3.2% held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director, and for which Dr. Baileys has shared power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership. In addition, the shares owned by Dr. Baileys directly and the shares owned by the Baileys Family Trust are subject to a voting agreement with the Investors (see Proposal 2 - Stockholder Agreements) and if the transactions described in Proposal 2 are concluded, the shares owned by Dr. Baileys directly will be subject to certain voting and restrictive agreements (see Proposal 2 - Agreement Among Investors).
(3) The Baileys Family Trust of which Steven J. Baileys, D.D.S., is Trustee, owns 707,767 shares of the Company's Common Stock and has sole voting and investment power with respect to the shares indicated. The shares indicated do not include 303,000 shares of Common Stock representing 6.4% held in various trusts for relatives of Dr. Baileys, for which Dr. Baileys is Trustee and for which Dr. Baileys has sole power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership, and 150,000 shares of Common Stock representing 3.2%, held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director, and for which Dr. Baileys has shared power to vote the securities, but which Dr. Baileys disclaims beneficial ownership. In addition, the shares owned by Dr. Baileys directly and the shares owned by the Baileys Family Trust are subject to a voting agreement with the Investors (see Proposal 2 - Stockholder Agreements) and if the transactions described in Proposal 2 are concluded, the shares owned by Dr. Baileys directly will be subject to certain voting and restrictive agreements (see Proposal 2 - Agreement Among Investors). The address of the Baileys Family Trust is P.O. Box 9109, Newport Beach, California 92658. A Schedule 13G dated February 10, 1999, was filed with the Securities and Exchange Commission with respect to such shares.
(4) These securities are owned by various individual and institutional investors including Fidelity Low-Priced Stock Fund, which owns the shares indicated, for which Fidelity Management and Research Company ("Fidelity") serves as investment advisor with power to direct investments and/or sole has the power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Fidelity is deemed to be a beneficial owner of such securities; however, Fidelity expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. A Schedule 13G dated February 12, 1999, was filed with the Securities and Exchange Commission with respect to such shares.
(5) Brinson Partners, Inc. ("BPI"), a wholly owned subsidiary of Brinson Holdings, Inc. ("BHI") and Brinson Trust Company ("BTC"), a wholly owned subsidiary of BPI, 209 South La Salle, Chicago, Illinois 60604-1295 have the sole voting and dispositive power of the shares indicated. A Schedule 13G dated February 3, 1999, was filed with the Securities and Exchange Commission with respect to such shares.
(6) These securities are owned by four institutional investment companies for which Dimensional Fund Advisors, Inc. ("Dimensional") serves as investment advisor with power to direct investments and/or has the sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional is deemed to be a beneficial owner of such securities; however Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. A Schedule 13G dated February 11, 1999, was filed with the Securities and Exchange Commission with respect to such shares.
(7) These securities are owned by the Burton Partnership, a limited partnership of which Donald W. Burton is general partner and has the sole voting and dispositive power of the shares indicated. The address of the Burton Partnership is P.O. Box 4643, Jackson, Wyoming 88301. A Schedule 13D dated June 30, 1999, was filed with the Securities and Exchange Commission with respect to such shares.

Leslie B. Daniels, a principal of CAI Partners & Company II, L.P. and CAI Capital Partners & Company II, L.P., also "Investors" as defined in Proposal 2 of this proxy statement, filed a Schedule 13D with the SEC on July 8, 1999. In the Schedule 13D, Mr. Daniels disclosed ownership of an aggregate of 5,037,155 shares, including 5,000,000 shares underlying securities to be issued pursuant to the Purchase Agreement. Excluding such 5,000,000 shares, according to the
Schedule 13D, Mr. Daniels beneficially owns 37,155 shares of Common Stock, or 0.78% of the issued and outstanding shares of Common Stock of the Company. Mr. Daniels disclaimed beneficial ownership of 625,000 shares underlying the securities to be issued to Mr. Anderson pursuant to the Purchase Agreement.


COMPENSATION  OF  EXECUTIVE  OFFICERS

The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers who received total compensation in excess of $100,000 for the previous years ended December 31, 1998, 1997 and 1996.

                             SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                                   Annual                 Compensation
                                                Compensation                  Awards
                                          --------------------------------------------
                                                                       Other   Stock
Name and Principal Position               Year  Salary ($)  Bonus ($)  ($)(1)  Options
----------------------------------------  ----  ----------  ---------  ------  -------
Steven J. Baileys, D.D.S.,                1998     400,000          *   1,260   70,000
 Chairman of the Board of Directors and   1997     400,000          *   1,260   50,000
 Chief Executive Officer                  1996     400,000          *   1,260   25,000

John E. Cox, President and Chief          1998     275,000          *       *   25,000
 Operating Officer                        1997     258,221          *       *   25,000
                                          1996     200,000          *       *   25,000

Ronald I. Brendzel, J.D., Senior          1998     185,000          *     900    5,000
 Vice President, General Counsel          1997     185,000          *     900    5,000
 and Secretary                            1996     185,000          *     900   10,000

Herb J. Kaufman, D.D.S., Senior Vice      1998     165,530          *     249    7,500
 President and Chief Dental Officer (2)   1997     153,907          *     249   25,000

Kenneth E. Keating, Western Regional      1998     150,000          *       *    5,000
 Vice President                           1997     150,000          *       *    2,500
                                          1996     170,823          *       *    7,500

-------------------------

*    None.
(1) Represents premiums paid for life insurance policies for the named individuals.
(2)  Joined the Company on January 5, 1997.

        EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

The Company has written employment agreements with Steven J. Baileys, D.D.S., John E. Cox, Ronald I. Brendzel, J.D., and Herb J. Kaufman, D.D.S. The employment agreements for Dr. Baileys, Mr. Cox and Mr. Brendzel are for a term through May 31, 2000, and provide for an annual salary of $400,000, $275,000, and $185,000, respectively. The employment agreement for Dr. Kaufman is for a term through January 5, 2002, and provides for an annual salary of $170,000. The Company may terminate the agreements for cause. The employee may terminate his agreement for any reason. Should there be a change in control of the Company in that more than 50% of the Company's then outstanding Common Stock is purchased by a then non-existing stockholder, and newly elected directors constitute a majority of the Company's Board of Directors, the employee, at his option, may terminate his employment. In such event, the Company would be obligated to pay Dr. Baileys, Mr. Cox and Mr. Brendzel an amount equal to three times, and in the case of Dr. Kaufman, one times the employee's then current salary and bonus, paid on or before the fifth day following such change in control, along with the continuance of all employee benefits for the length of the employment agreement. It is a condition to closing of the Debenture and Note Purchase Agreement described in Proposal 2 that each of Messrs. Cox and Brendzel, and Drs. Baileys and Kaufman, have agreed to waive their rights with respect to any change of control which may be deemed to occur as a result of the issuance of the securities described in Proposal 2.


                                  STOCK OPTIONS

The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 1998, to the named executives:

                            STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                           Potential Realizable
                                                                            Value at Assumed
                                                                              Annual Rates of
                                                                               Stock Price
                                                                               Appreciation
                                Individual Grants                            for Option Term(1)
-----------------------------------------------------------------------------------------------
                                           Percent of
                             Number of       Total
                            Securities    Options/SARs
                            Underlying     Granted to  Exercise or
                           Options/SARs    Employees    Base Price  Expiration
         Name              Granted(#)(2) In Fiscal Year  ($/Share)   Date     5%($)     10%($)
-------------------------  ------------  --------------  ---------  -------  --------  --------
Steven J. Baileys, D.D.S.        70,000            39.2     10.038  3/27/03   194,132   428,981
John E. Cox                      25,000            13.1      9.125  3/27/08   143,467   363,572
Ronald I. Brendzel, J.D.          5,000             2.6      9.125  3/27/08    28,693    72,714
Herb J. Kaufman, D.D.S.           7,500             3.9      9.125  3/27/08    43,040   109,072
Kenneth E. Keating                5,000             2.6      9.125  3/27/08    28,693    72,714

-------------------------

(1) Potential realizable value is based on an assumption that the market price of the Common Stock of $3.3125 as of December 31, 1998, appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Company's Common Stock.
(2) All options were granted under the Company's Stock Option Plan. The options described in this column vest in equal one-third (1/3) amounts over a three year period following the date of grant. Unvested options terminate upon the employee's termination from the Company, for any reason.

                       STOCK OPTION EXERCISES AND HOLDINGS

The following information is with respect to the named executive officers and indicated groups concerning the exercise of options during fiscal year December 31, 1998, and unexercised options held as of December 31, 1998.

                            AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR END OPTION VALUES

                                    Shares
                                   Acquired     Value     Number of Securities            Value  of
                                  on Exercise  Realized  Underlying Unexercised   Unexercised In-the- Money
          Name                         (#)      ($)       Options at FY-End(#)    Options at FY-End($)(1)(2)
------------------------------------------------------------------------------------------------------------
                                                      Exercisable  Unexercisable  Exercisable  Unexercisable
                                                      -----------  -------------  -----------  -------------
Steven J. Baileys, D.D.S.                  *       *      228,333        111,667            0              0
John E. Cox                                *       *       75,000         50,000            0              0
Ronald I. Brendzel, J.D.                   *       *       33,333         11,667            0              0
Herb J. Kaufman, D.D.S.                    *       *        8,333         24,167            0              0
Kenneth E. Keating                         *       *        5,833          9,167            0              0
All executive officers as a group          *       *      379,833        237,667            0              0
    (10) persons)
All directors who are not executive        *       *       81,333         26,667            0              0
officers as a group (4 persons)
All employees who are not executive        *       *       15,233         37,067            0              0
   officers as a group (29 persons)


   REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation  Philosophy.

The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") consists of four independent directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies, determines the compensation of the Company's Chief Executive Officer ("CEO"), and reviews and approves the CEO's recommendations for the compensation of the other senior executive officers of the Company.

The Committee's philosophy regarding compensation of the Company's senior management is to link rewards to financial and operational performance, to encourage creation of stockholder value and to achieve the Company's strategic goals and objectives. Through its executive compensation policies, the Committee seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's success. Thus, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations, including other publicly and privately-held managed dental care organizations. To achieve these goals, the executive compensation program consists of three primary components which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. These components are: (i) base salary which reflects individual performance and contribution to the Company,
(ii) discretionary annual bonus awards payable in cash and tied to the Company's achievement of financial targets, and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the Executive Officers and the Company's stockholders. Option grants to Executive Officers are made under the Plan by the Committee.

-------------------------
 *   None.
(1) Assumes a price per share of Common Stock of $3.3125 as of December 31, 1998. Gains are reported net of the option exercise price, but before any taxes associated with exercise. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, as well as the optionee's continued employment throughout the vesting period.
(2) No stock appreciation rights were outstanding at the end of the 1998 fiscal year or exercised during that year.

Cash  Based  Compensation.

Salary. Consistent with the Company's position, the Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. Salary decisions are based on an annual review with the CEO, considering the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents, subject to existing employment agreements. During 1997, the Committee determined that the salary of the CEO and the four other most highly compensated individuals would remain unchanged for 1998, with the exception of Herb J. Kaufman, D.D.S., the Company's Senior Vice President and Chief Dental Officer, whose compensation was increased effective April 1, 1998, to $170,000 annually, commensurate with his position as a Senior Vice President of the Company.

The cash salary of each of the other Executive Officers is determined by the individual's performance and past and potential contributions to the Company. This particular component of executive compensation is not affected to any significant extent by the Company's performance factors. However, the Committee believes that the Company's use of the Plan as the main supplement to base salary results in the compensation of its Executive Officers and other key employees being related to the Company's performance.

The Committee did not provide for any qualifying compensation to be paid to any Executive Officer for deductibility under Section 162(m) of the Internal Revenue Code for 1998. The Committee has not provided for such qualifying compensation and does not intend to provide for such qualifying compensation to its Executive Officers in the foreseeable future.

Bonuses. The Committee has in the past and may in the future, authorize the payment of discretionary bonus compensation based upon an assessment of an individual's exceptional contributions to the Company. Bonuses are based upon the overall achievement in increasing the Company's revenue, its level of profitability and increasing the number of members covered by the benefit plans provided by the Company. In 1998, the Committee did not authorize any bonus to be paid to any Executive Officer.

As a general matter, the Committee endorses the philosophy that executive compensation should reflect company performance. The Company, to date, has not yet adopted any compensation plans which are tied directly to Company performance by formula.

Equity  Based  Compensation.

The Executive Officers have, from time to time, received option grants under the Plan. The purpose of the Plan is to provide such individuals with additional incentives to maximize stockholder value. The Plan also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The size of the option grant to each Executive Officer is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company and may also be based in part upon Company performance factors such as earnings per share and revenue growth. However, the extent to which these latter factors are taken into consideration will vary from individual to individual at the Committee's sole discretion. In 1998, the Committee granted stock options to Executive Officers as listed in the table set forth on Page 8.

Chief  Executive  Officer  Compensation.

The process of determining the compensation for the Company's CEO and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company, subject to an existing employment agreement. The Committee considers both the Company's overall performance and the CEO's individual performance. Bonuses for the CEO are based upon the overall achievements in increasing the Company's revenue, its level of profitability, and increasing the number of members covered by the benefit plans provided by the Company. In 1998, the Company did not pay the CEO a bonus. Dr. Baileys' salary was determined based on an analysis of salaries paid by peer companies and on Dr. Baileys' knowledge, experience and individual performance.

The forgoing report has been furnished by the Compensation and Stock Option Committee of the Board of Directors of the Company.


                          William  E.  McKenna,  Chairman
                          Michael  M.  Mann,  Ph.D.
                          George  H.  Stevens
                          Bradford  M.  Boyd,  D.D.S.


                     COMPENSATION AND STOCK OPTION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

The following persons served on the Compensation and Stock Option Committee of the Company's Board of Directors during fiscal year 1998: William E. McKenna, Michael M. Mann, Ph.D., George H. Stevens and Bradford M. Boyd, D.D.S. None of these persons is a current or former officer or employee of the Company. There are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation and Stock Option Committee.


                                PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on stock with: (i) the cumulative total return of the Nasdaq market index, and (ii) the cumulative total return of the National Association of Securities Dealers Health Services Industry Index over the five year period from January 1, 1993 through December 31, 1998.


                               [GRAPHIC  OMITED]

             1993  1994   1995   1996   1997   1998
             ----  -----  -----  -----  -----  -----
SFGD          100   67.3   84.5  127.3   98.2   24.1
NASDAQ        100  114.8  138.2  158.7  208.7  292.8
HEATLH SRVC   100  115.4  136.3  136.4  139.0  118.7

The graph shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                          COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National
Association of Securities Dealers. Officers, directors and greater than ten percent beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any late filings during the most recent fiscal year. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the most recent fiscal year, all of these reports were timely filed with the Securities and Exchange Commission and the National Association of Securities Dealers.

                                 PROPOSAL NO. 2
                APPROVAL OF DEBENTURE AND NOTE PURCHASE AGREEMENT

BACKGROUND

The Company has been generally profitable from 1988 to 1996, before reporting a net loss of $2,349,000 or $0.50 per share for the year ended December 31, 1997. For the year ended December 31, 1998, the Company experienced a net loss of $11,094,000 or $2.35 per share. The majority of that loss was related to the Company's previously discontinued general and orthodontic dental offices, resulting from a reduction in the value of the promissory notes received by the Company in connection with the sale of those dental offices. Also contributing to such loss were charges related to the reduction of value of the Company's former headquarters building in Anaheim, California, severance costs for employees who left the Company in the fourth quarter as a result of the Company's streamlining efforts, and expenses relating to the reduction of the Company's accounts receivable balances which are identified from the Company's data systems conversions, which occurred in the fourth quarter of 1998. As a result of the losses incurred by the Company in 1998, it was not within its covenant compliance requirements for its senior noteholders and line of credit lender. Commencing in early 1998, the Company began negotiating with the noteholders and lender to restructure its credit facilities.

In June 1998, the Company determined that it would be in the best interests of the Company and its stockholders to consider the possibility of seeking and receiving an equity investment from an unaffiliated third party. During the next several months, the Company began having discussions with several investment funds and a subsidiary of a large nationally known industrial conglomerate which has interests in insurance and related consumer products. About that same time the Company had discussions with Jack R. Anderson, a well known health care consultant and investor who was familiar with the Company and who at one time during the past ten years owned shares of the Company's Common Stock, and CAI Partners and Company II, L.P., through its principal, Leslie B. Daniels.

In September 1998, discussions with these entities became more serious and the Company determined that it would be in the best interests of the Company and its stockholders to hire an investment banking firm to assist in the process. After interviewing several firms, the Corporation selected Trenwith Securities, Inc. ("Trenwith") of Newport Beach, California and the Company entered into a contract for investment banking services with Trenwith in October 1998. As consideration for services rendered in connection with this proposed transaction, the Company agreed to pay Trenwith a fee of $250,000.

Discussions with all parties continued when in November 1998, Mr. Anderson through a company he controlled, Calver Corporation ("Calver") and CAI Advisors, made a proposal to take the Company private in a leveraged buy-out pursuant to an offer made in a Letter of Intent dated November 6, 1998. Since the leveraged buy-out included participation by management in the ownership of the new privately held company, the Board of Directors created a Special Committee consisting of the four non-employee directors of the Company to consider the proposal set forth by Mr. Anderson and CAI Advisors. The Special Committee utilized the services of Trenwith and outside legal counsel and after due consideration, determined that the offer by Mr. Anderson contained an unacceptable number of conditions for the Special Committee to approve, including a condition whereby the purchaser's group could terminate the transaction if unable to secure financing. In late November 1998, the Special Committee made a recommendation to the full Board of Directors that the offer made by Mr. Anderson and CAI Advisors as set forth in the Letter of Intent be rejected.

During this period of time, the Company ascertained that as a result of lower than expected operating results for the third and fourth quarter of 1998, the Company would not be in compliance with certain of its loan covenants with its senior note holder, John Hancock Mutual Life Insurance Company ("Hancock") and its line of credit lender, Silicon Valley Bank ("SVB"). As a result of these conditions, in February 1999, the Company retained the services of a debt restructuring specialist to advise the Company on certain aspects of restructuring its debt with Hancock and SVB. The Company's efforts were then directed towards renegotiating its debt and resulted in the renegotiated debt agreements as set forth in the Company's Report on Form 8-K dated as of June 4, 1999.

The renegotiated agreement with Hancock required that the Company pay a higher rate of interest which would decrease to the then current rate upon the satisfaction of certain conditions, required the issuance of warrants to Hancock representing the right to acquire 382,000 shares of the Company's Common Stock, to be issued to Hancock at an exercise price of $4.54, and the payment of attorneys' fees and expenses. The restated agreement with SVB required that the Company pay an increased interest rate of prime plus 4%, thereafter decreasing to the original stated rate of prime plus 1.5% upon the satisfaction of certain conditions. The Corporation was also obligated to pay for certain consulting fees, attorneys' fees and costs and was obligated to comply with modified operating covenants.

During this time, the Company, Mr. Anderson and Mr. Daniels continued their discussions. These discussions led to a proposal made by Mr. Anderson and CAI Advisors as set forth in a Letter of Intent dated as of March 24, 1999. The Board of Directors first considered the proposed Letter of Intent at a meeting held on March 26, 1999 where the specifics of the proposed letter were reviewed in detail. Outside legal counsel to the Company along with the debt restructuring specialists retained by the Company participated in these discussions, along with a representative of an investment banking firm proposed to be hired by the Company to render a fairness opinion on the proposed transaction. At that meeting the Board of Directors authorized retaining an investment banking firm, Cruttenden Roth Incorporated ("Cruttenden") to issue a fairness opinion on the proposed transaction, and authorized the Company to continue its discussions with Mr. Anderson and Mr. Daniels.

On April 8, 1999, the Board of Directors considered the report by Cruttenden dated as of April 8, 1999 relating to the proposals set forth in the Letter of Intent from Mr. Anderson and CAI Advisors dated March 24, 1999 as amended on April 7, 1999 and April 8, 1999. At that time, Cruttenden opined that the proposals set forth in the Letter of Intent, as amended, was fair from a financial point of view to the Company and its stockholders. The basis of the opinion by Cruttenden and the factors utilized by it in rendering its opinion are set forth in Exhibit 1 of this Proxy Statement. The Board of Directors also took into consideration the fact that the proposals made by Mr. Anderson and CAI Advisors were an integral portion of the debt restructuring negotiations which were ongoing at the same time with Hancock and SVB. The Board of Directors took into consideration that although other opportunities may be available to the Company, the urgency with which the Company must complete its debt restructuring negotiations with Hancock and the Bank, required that the Company consider seriously the CAI/Anderson proposal. After considering all the relevant information available, and with advice from the Company's investment banker, outside legal counsel, and debt restructuring specialist, the Board of Directors authorized the execution of the Letter of Intent with the CAI/Anderson Group on April 8, 1999. With that Letter of Intent, the Company was able to obtain the agreements of the Hancock and SVB to waive the existing defaults and restructure the existing debt.

After execution by the Company of the Letter of Intent and prior to the execution of the definitive documents relating to the transaction with the CAI/Anderson Group, in May 1999 the Company received an unsolicited proposal from an unrelated third party to acquire all of the outstanding stock of the Company. Since the proposed transaction involved a leveraged buy-out of the Company's common stock and potentially involved current members of management as owners of the stock of the recapitalized corporation, the Board of Directors reactivated the Special Committee referred to above to consider the offer of this third party.

After negotiations between the Special Committee, with the assistance of Trenwith and the representatives of the offeror, it was ascertained by the Special Committee that the proposal contained an unacceptable number of the condition relating to the proposal, including a condition whereby the proposed purchaser could terminate the transaction if unable to secure financing. Moreover, the Special Committee concluded that the proposed transaction could not be completed in a reasonable period of time, given its conditional nature. As a result, after careful consideration and with advice from the Company's investment banker and outside legal counsel, the Special Committee recommended to the full Board of Directors that this proposal not be given any further consideration at this time. That information was provided to the proposed purchaser in early June 1999.

After lengthy negotiations between the parties relating to the definitive documents in connection with the proposed transaction between the Company and the CAI/Anderson Group, on June 23, 1999 the final definitive documents were thoroughly reviewed by the Board of Directors. After careful consideration and significant discussion concerning the negotiating process that had been conducted between the respective parties, the Company was authorized to execute the definitive documents. Such documents were executed by all parties on June 29, 1999 and are attached to the Company's Report on Form 8-K dated as of June
30,  1999  with  regard  to  the  CAI/Anderson  proposal.

In August 1999, the Company received another unsolicited proposal from an unrelated third party to merge the Company with a subsidiary of the party making the proposal. The transaction as contemplated by the offeror would have resulted in it making an equity investment in the Company and the offeror merging a subsidiary with a subsidiary of the Company, obtaining and receiving significant regulatory approval since the proposed merger also involved a secondary asset conversion transaction, and other regulatory approvals. A preferred stock investment along with a loan and the purchase of warrants formed the basis of the offer. In addition, the proposal would have required that the Company sell to the offeror one of its existing subsidiaries as part of the transaction.

Since the terms of the transaction documents with the CAI/Anderson Group contains a no-shop provision, and a fiduciary termination provision of any subsequently received offer was deemed to be a Superior Proposal as that term is defined in the Purchase Agreements, the Company's Board of Directors once again engaged the services of Trenwith to evaluate the proposal and provide advice and guidance of the Board. In addition, the Company's outside legal counsel conducted a review of the proposal in connection therewith.

After receiving the report of Trenwith and considering all of the relevant facts and circumstances, the Board ascertained that the proposal was not a Superior Proposal as that term is defined in the CAI/Anderson Group Purchase Agreements. Numerous factors were relied upon by the Board, including the report of Trenwith and advice from the Company's outside legal counsel. In September, the Company advised the offeror of that information and indicated that the Company would be continuing with the CAI/Anderson Group transaction as contemplated. Simultaneously, the offeror advised the Company that it was withdrawing its proposal at this time.

THE  DEBENTURE  AND  NOTE  PURCHASE  AGREEMENT

The following description of the Debenture and Note Purchase Agreement, dated June 29, 1999, and amendments and exhibits thereto does not purport to be complete and is qualified in its entirety by reference to the text of such documents which were filed as exhibits to the Company's Current Report on Form 8-K dated June 30, 1999, Quarterly Report on Form 10-Q for the quarter ended
June 24, 1999, and Current Report on Form 8-K dated October 6, 1999, on file with the Securities and Exchange Commission ("SEC"). Copies of such documents are available upon request to the Corporate Secretary of the Company.

The Debenture and Note Purchase Agreement, as amended, provides that the Company will issue and sell to the Investors, and the Investors, severally and not jointly, will purchase from the Company, on the terms and subject to the conditions set forth in the Purchase Agreement:


          (i) An aggregate of $20,000,000 principal amount of the Company's 8% Senior Notes, in the form attached to the Purchase Agreement as Exhibit C (the "Senior Notes") and described more fully below;

          (ii) Detachable warrants to purchase up to an aggregate of 2,500,000 shares (subject to adjustment) of Common Stock, in the form attached to the Purchase Agreement as Exhibit D (the "Warrants") and described more fully below;

          (iii) An aggregate of $20,000,000 of the Company's 8% Convertible Debentures (the "Debentures"). The Debentures will be in the form attached to the Purchase Agreement as Exhibit A, will be convertible into Common Stock at an initial conversion price (subject to adjustment) of $4.00 and will have the right and power to vote, on an "as converted" basis, in respect of the corporate affairs and management of the Company as set forth in the form of Certificate of Amendment to the Company's Certificate of Incorporation attached to the Purchase Agreement as Exhibit E (see Proposal 3 below). As a result of the voting rights of the Debentures, the Investors would control a majority of the voting power of the Company and would be able to designate 50% of the directors of the Company. The Notes and Debentures are sometimes referred to herein as the "Securities".

The net proceeds of the issuance and sale of the Securities are expected to be approximately $40 million, and will be used to repay certain indebtedness of the Company under the Company's existing senior notes and its bank line of credit (an aggregate of approximately $39,500,000 as of September 30, 1999), and for working capital purposes. At the closing of this transaction, all existing agreements with the Company's current senior note holders and line of credit lender will be terminated.

As a specific condition to the closing of the transactions contemplated by the Purchase Agreement, the number of directors of the Company shall be decreased from seven directors to six directors, and the Investors shall have the right to appoint three of the six directors. As discussed in Proposal 1, the Investors intend to appoint Jack R. Anderson, Leslie B. Daniels and James E. Buncher to serve as directors of the Company upon the closing of the transaction at which time William E. McKenna, Michael M. Mann, Ph.D., George H. Stevens and Bradford
M.  Boyd,  D.D.S.,  will  resign  as  directors  of  the  Company.

DESCRIPTION  OF  THE  SENIOR  NOTES

Principal Amount. The principal amount of the Senior Notes will be $20,000,000. Such amount will become due and payable in annual installments of $4,000,000 each on each of the sixth through the ninth, inclusive, anniversaries of the closing date and a final installment of all remaining outstanding principal shall be due and payable on the tenth anniversary of the closing date. Additionally, within 90 days of the end of each fiscal year, the Company is required to prepay a portion of the principal equal to 75% of the "excess cash flow" of the Company for such preceding fiscal year. "Excess cash flow" is equal to consolidated net income of the Company for such fiscal year, plus depreciation and amortization expense to the extent deducted in determining consolidated net income, plus consolidated tax expense to the extent deducted in determining consolidated net income, minus the aggregate amount actually paid in cash by the Company and its subsidiaries in consolidated tax expense plus (or minus) increases (or decreases) in consolidated working capital from the last day of the preceding fiscal year to the last day of such fiscal year, minus the aggregate amount actually paid in cash by the Company and its subsidiaries for capital expenditures permitted under the Purchase Agreement (to the extent not financed with purchase money indebtedness or insurance), minus all regularly scheduled principal payments of the Senior Notes made during such fiscal year, minus all regularly scheduled principal payments made during such fiscal year in respect of other indebtedness for money borrowed to the extent such indebtedness and payments are permitted under the Purchase Agreement.

Interest. The Senior Notes will bear interest at 8% per annum. Interest accruing on the Senior Notes will become payable and shall be paid semi-annually in arrears beginning 90 days following the Closing Date.

Prepayments. The Senior Notes may be prepaid at any time without premium or penalty, so long as all accrued interest on the amount of each such prepayment is paid to the date of such prepayment.

Mandatory Payment. In the event of a liquidation of the Company, including by reason of a merger or sale of assets, all principal of and unpaid interest on the Senior Notes shall be immediately due and payable. Additionally, upon an Event of Default as defined in the Purchase Agreement and described below, all principal of and unpaid interest on the Senior Notes may become immediately due and payable.

Events of Default and Acceleration. The Purchase Agreement specifies certain events of default, including non-payment, failure to perform or observe certain covenants contained in the Purchase Agreement, certain misrepresentations about the Company to the Investors, and upon voluntary or involuntary bankruptcy or the appointment of a receiver or custodian. Upon an Event of Default, the holders of a majority of the aggregate principal amount of outstanding Debentures or Senior Notes may declare the entire unpaid principal and accrued interest immediately due and payable.

Subordination. The Senior Notes will represent unsecured obligations of the Company, subordinated to all existing indebtedness of the Company to banks, insurance companies and other financial institutions regularly engaged in the business of lending money.

DESCRIPTION  OF  THE  CONVERTIBLE  DEBENTURES

Principal  Amount.  The  principal amount of the Debentures will be $20,000,000.

Interest. The Debentures will bear interest at 8% per annum. Interest accruing on the Debentures will become payable semi-annually in arrears beginning six months following the Closing Date.

Voting Rights. So long as the number of shares of Common Stock issuable upon conversion of the Debentures represents 25% or more of the votes that may be cast by all voting securities, the holders of the outstanding Debentures shall have the right to elect three of the six members of the Company's Board of Directors. The holders of the Debentures shall also have voting rights with respect to matters other than the election of directors equal to the number of shares of Common Stock into which such Debentures are convertible.

Conversion. Each Debenture holder shall have the right, at any time prior to the maturity of the Debentures, to convert the Debentures at the rate of $4.00 principal amount of Debentures per share of Common Stock, subject to adjustments. The conversion price is subject to adjustment on the occurrence of certain events, including, but not limited to, stock dividends, stock splits, reclassifications or combinations, and the issuance of Common Stock (or other securities convertible into Common Stock) at a per share price less the then current conversion price. This anti-dilution adjustment permits holders of the Debentures to maintain their proportional ownership of the Company in the event

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
the Company issues Common Stock (or other securities convertible into Common Stock) at a per share price of less than $4.00 by lowering the price at which the holders of the Debentures can convert the Debentures into shares of Common Stock, resulting in an increased number of shares of Common Stock received by such holders upon conversion.

Prepayment.  The  Company  may  not  prepay  the  Debentures.

Mandatory Payment. In the event of a liquidation of the Company, including by reason of a merger or sale of assets, all principal of and unpaid interest on the Debentures shall be immediately due and payable. Additionally, upon an Event of Default as defined in the Purchase Agreement and described below, all principal of and unpaid interest on the Debentures may become immediately due and payable.

Events of Default and Acceleration. The Purchase Agreement specifies certain events of default, including non-payment, failure to perform or observe certain covenants contained in the Purchase Agreement, certain misrepresentations, and upon voluntary or involuntary bankruptcy or the appointment of a receiver. Upon an Event of Default, the holders of a majority of the aggregate principal amount of outstanding Debentures or Senior Notes may declare the entire unpaid principal and accrued interest immediately due and payable.

Subordination. The Debentures will represent unsecured obligations of the Company, subordinated to all existing indebtedness of the Company to banks, insurance companies and other financial institutions regularly engaged in the business of lending money.

WARRANTS  TO  PURCHASE  COMMON  STOCK

In connection with the sale of the Senior Notes, the Company will also issue to the Investors Warrants to purchase an aggregate of 2,500,000 shares of Common Stock of the Company at an exercise price of $8.00 per share. The exercise price of the Warrants will be subject to adjustment in the event that the Company effects a split or reclassification of the Company's Common Stock, or in the event the Company issues Common Stock at per share price less than the exercise price. This anti-dilution adjustment permits holders of Warrants to maintain their proportional ownership of the Company in the event the Company issues Common Stock (or other securities convertible into Common Stock) at a per share price of less than $8.00, by lowering the price at which the holders of Warrants can exercise the Warrants, resulting in an increased number of shares of Common Stock received by such holders upon exercise.

REGISTRATION  RIGHTS  AGREEMENTS

Upon the consummation of the transactions contemplated by the Purchase Agreement, the Investors and the Company will enter into two Registration Rights Agreements which grant the Investors the right to require the Company to register for sale under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Common Stock received by them upon conversion of the Debentures and upon exercise of the Warrants on no more than three occasions. In addition, the Registration Rights Agreements provide that the Investors will be able to include shares held by them in other registration statements filed by the Company on behalf of itself or other stockholders. The Company will be responsible for the expenses incurred by any selling stockholders in such registrations, other than any underwriting discounts and commissions payable with respect to the shares sold by the selling stockholders. The rights of the Investors to include shares in registrations filed by the Company will expire at such time as the securities become freely tradable without registration under the Securities Act.

AGREEMENT  AMONG  INVESTORS

In connection with the Purchase Agreement, the Investors and Steven J. Baileys, D.D.S., the Company's Chairman and Chief Executive Officer will enter into an Agreement Among Investors pursuant to which the Investors and Dr. Baileys would each grant to the other certain rights of first refusal and tag-along rights with respect to the Debentures and any shares of Common Stock held by them. For so long any of the Investors or Dr. Baileys holds any Debentures or shares of Common Stock of Company, if any of the Investors or Dr. Baileys desires to transfer any of the Debentures or shares of Common Stock (subject to certain specified exceptions), they must first give written notice of the proposed transfer to the other parties, setting forth the terms and conditions of the proposed transfer. The other parties would then have ten business days following receipt of such offer in which to elect, at its option, to either (x)

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
purchase such securities on the same terms as the proposed transfer, or (y) sell to the proposed transferee, as part of the proposed sale, a number of Debentures or shares of Common Stock, as the case may be, determined by multiplying the total number of Debentures or shares of Common Stock, as the case may be, to be transferred by a fraction, the numerator of which is the number of Debentures or shares of Common Stock, as the case may be, then held by such party, and the denominator of which is the total number of Debentures or shares of Common
Stock,  as  the  case  may  be,  then  held  by  the  Investors and Dr. Baileys.

The Agreement Among Investors will also provide that, so long as there are outstanding Debentures convertible into shares of Common Stock of the Company representing 25% or more of the total voting power of the Company's securities, the Investors and Dr. Baileys will agree to take all actions within their respective powers as stockholders to cause the Board of Directors to consist of six members unless an increase or decrease in the size of the Board is approved by the holders of at least 60% of the outstanding Debentures.

STOCKHOLDER  AGREEMENTS

In connection with the Purchase Agreement, the Investors and Dr. Baileys entered into a Stockholder Agreement, which provides for certain voting and other agreements with respect to the shares of the Company's Common Stock held by Dr. Baileys and by the Baileys Family Trust, of which Dr. Baileys is trustee. Specifically, Dr. Baileys agreed to take all actions within his power as a stockholder to vote all of his shares of Common Stock and shares of Common Stock held by the Baileys Family Trust which represent approximately 28.3% of the outstanding shares of Common Stock of the Company (a) in favor of the Purchase Agreement and the transactions contemplated thereby, (b) against any merger agreement, merger, consolidation, recapitalization or other takeover proposal, and (c) against any amendment to the Company's Certificate of Incorporation which would impede, frustrate or otherwise prevent or nullify the Purchase Agreement or the transactions contemplated thereby. Additionally, Dr. Baileys agreed not to sell, transfer, pledge or otherwise dispose of any of the shares owned by him or by the Baileys Family Trust and not to solicit any takeover proposals or take any actions which may reasonably lead to a takeover proposal.

CONDUCT  OF  BUSINESS  PENDING  THE  CLOSING

The Company has agreed that from the date of the Purchase Agreement until the Closing, unless the holders of Debentures and Senior Notes representing at least sixty percent (60%) of the aggregate principal balance of all the Debentures and Senior Notes outstanding otherwise agree in writing, the Company will carry on its business in the ordinary course consistent with past practice. The Purchase Agreement imposes certain additional restrictions on the ability of the Company to amend its charter documents, to incur indebtedness, pay dividends on, redeem or repurchase capital stock of the Company, make investments, incur liens on our assets, enter into a merger or sell assets other than in the ordinary course of business without the consent of the Investors.

CERTAIN  CONDITIONS  TO  CLOSING

Consummation of the transactions contemplated by the Purchase Agreement is subject to the approval of the Company's stockholders and certain other conditions, unless waived by the party benefiting therefrom. Closing conditions include (i) the continuing accuracy as of the closing date of the representations and warranties of each respective party set forth in the Purchase Agreement; (ii) performance of all the obligations in the Purchase Agreement required to be performed as of the Closing Date; (iii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") if determined to be applicable; (iv) the absence of any Event of Default as of the Closing Date; (v) the obtaining of certain governmental and third party consents as necessary to effect the Closing; and (vi) the Board of Directors shall consist of six members, three of which shall be designated in writing by the Investors.

As long as the Purchase Agreement with the Investors is in effect, SafeGuard may not solicit offers for, continue discussions regarding, or enter into any agreements with respect to, any transaction involving a business combination involving the Company or the acquisition of 15% of the voting power or a substantial portion of its assets or furnish nonpublic information concerning it for such matter. However, the Company may consider such offers and continue such discussions, if the failure to consider such offer which is deemed to be a superior proposal would present a reasonable probability of a violation of the Board of Directors' fiduciary duties under applicable law. If so, the Company may negotiate in good faith to consider and pursue such unsolicited offer or inquiry. In addition, if the Company terminates the Agreement with the Investors to accept or recommend a superior proposal, it will become obligated to pay the Investors a termination fee of $2.75 million and to reimburse the Investors' reasonable costs and expenses in an amount not to exceed $250,000.

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
REGULATORY  APPROVAL

As described briefly above, regulatory approval of the transactions contemplated by the Purchase Agreement will be required. The Company, through its subsidiaries, is regulated by the Department of Corporations and Departments of Insurance in twenty states and the District of Columbia. Because this transaction involves a potential change of control in the Company, it is necessary to file with most of these state agencies an application for approval. While the process varies from state to state, typically the submission involves an "acquisition statement" on Form A that will require disclosure of detailed information about the Investors. Those submissions are then reviewed by various government officials for approval consideration. While the Company does not anticipate receiving any objections to this transaction from state agencies, the review and approval process is lengthy. The Company anticipates such process may take until approximately December 31, 1999.

To expedite this process, the Company held and participated in pre-filing conferences and discussed the transactions contemplated by the Purchase Agreement in concept with most of these regulatory agencies. The Company has filed all required regulatory submissions. The Company has significant experience in dealing with these regulatory agencies and has already obtained expedited approval in eleven of the states and is in the process of discussing expedited approval alternatives with a number of the remaining state agencies.

CERTAIN  AFFIRMATIVE  AND  NEGATIVE  COVENANTS

The Purchase Agreement contains a number of significant covenants. For so long as there remains outstanding any Senior Notes or Debentures, the Company has agreed with the Investors, among other things, (i) to maintain the corporate existence of the Company, (ii) to provide the Investors with periodic financial and budgeting data, (iii) to certain restrictions on the ability of the Company to incur additional indebtedness and incur liens on the Company's assets, and
(iv) to certain limitations on making capital expenditures and certain restricted payments (including dividends and repurchases of stock).

CERTAIN  EFFECTS  OF  THE  TRANSACTION  -  CHANGE  OF  CONTROL

In the event the sale and issuance of Debentures is consummated, the Investors will have beneficial ownership of approximately 51% of the outstanding voting securities of the Company. As a result, the Investors will be able to exercise a high degree of control over the affairs and management of the Company. The Investors' voting control of the Company, and negative covenants in the Purchase Agreement, will permit them to approve or block most proposals submitted to a vote of the Company's stockholders under Delaware law and the Company's Bylaws, including proposals pertaining to mergers or recapitalizations involving the Company, which may adversely affect the ability of other stockholders to influence the affairs and direction of the Company. Upon consummation of the transactions contemplated by the Purchase Agreement, the Investors will be entitled to elect three out of six members of the Board of Directors, thereby possessing considerable control over the management and affairs of the Company. In addition, the Investors' rights of first refusal with respect to future issuances of equity securities by the Company will enable the Investors to maintain their percentage ownership of the Company's voting stock, and thus maintain effective control of the Company.

The Board of Directors recognizes that consummation of the transactions contemplated by the Purchase Agreement could have the effect of impeding an attempt by a third party to acquire, merge with or otherwise gain control of the Company. While the sale and issuance of the Debentures would not prohibit such a transaction, the sale of more than 50% of the voting securities of the Company to the Investors would make it more difficult to accomplish certain transactions without the consent of the Investors, even where the transaction may ultimately be favorable to the Company's stockholders. The Board of Directors believes, however, that the economic benefits to the Company and its Stockholders of consummating the transactions contemplated by the Purchase Agreement outweighs any anti-takeover impacts of the proposed transactions.

ADDITIONAL  ANTI-TAKEOVER  CONSIDERATIONS

The Company's Certificate of Incorporation and Bylaws contain certain provisions that may be deemed to have an anti-takeover effect. These anti-takeover provisions may deter an attempt to obtain control of the Company and could thereby deprive stockholders of possible opportunities to realize premiums for their shares.

Notice of Stockholder Business and Nominations. Article II, Section 2.13 of the Bylaws, as amended, requires that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at the Annual Meeting of Stockholders: (a) pursuant to the Company's Notice of Meeting, (b) by or at the discretion of the Board of Directors, or (c) by any stockholder of the Company who was a stockholder of record at the time of giving of notice who is entitled to vote and complies with the notice provisions of the Bylaws. Timely notice must be given. To be timely, a stockholder's notice must be delivered to the Company not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting, except that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely, must be delivered no earlier than the close of business on the ninetieth 90th day prior to such annual meeting and not later than the close of business on the later of the sixtieth 60th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must specify each person whom the stockholder proposes to nominate for election as a director and all information required pursuant to Regulation 14a under the Securities Exchange Act of 1934, as amended; a brief description of any business desired to be brought before the meeting and such additional stockholder information including, on whose behalf the nomination or proposal is made, the name and address of each such stockholder as they appear on the Company's books and records, and the class and number of shares of the Company which are beneficially and of record owned by each such stockholder.

Vacancies, Additional Directorships And Removal Of Directors. Article III, Sections 3.5 and 3.6 of the Bylaws, describe how vacancies on the Company's Board of Directors are filled, how additional directorships are created, and how directors may be removed from office. Article Fifth of the Company's Restated Certificate of Incorporation provides that any Bylaws amendment increasing or reducing the authorized number of directors or otherwise amending or altering the classified nature of the Board of Directors, shall require an affirmative vote of at least 75% of the directors, or the approval of at least 66 2/3% of the outstanding stock of the Company entitled to vote. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation or removal, shall be filled solely by an affirmative vote of the majority of the remaining directors then in office, regardless of their class, even though less than a quorum of the Board of Directors. A director elected shall hold office for the remainder of the full term. The purpose of these Bylaws sections is to allow for the orderly election of new directors in the case of an increase in the number of members of the Board of Directors, or as a result of the death, resignation or removal of an existing director. This provision may arguably have an anti-takeover effect by limiting the number of directors, which may be added or appointed to the Board of Directors in that 75% of the directors must be in concurrence with the selection, and not a simple majority.

Classified Board. Article III, Section 3.3 of the Bylaws, specifies that there be a classified board, which provides that only a specified portion of the Board of Directors is to be elected each year. Article Sixth of the Company's
Restated Certificate of Incorporation provides for a classified board stating that the Board of Directors shall be divided equally into three (3) classes with the members of each class being elected every third year. Article Fifth of the Company's Restated Certificate of Incorporation provides that this Bylaws Section may not be amended without an affirmative vote of at least 75% of the directors, or the approval of at least 66 2/3% of the outstanding stock of the Company entitled to vote. The purpose of this Bylaws Section is to create sufficient flexibility in determining the number of directors, and the manner in which such directors are elected. This provision may arguably have an anti-takeover effect by limiting the number of directors that may be replaced at any Annual Meeting of Stockholders.

Procedures Concerning Amendments to Bylaws. Article VIII, Section 8.5 of the Bylaws, provides that the Bylaws of the Company may be adopted, repealed, rescinded, altered or amended only in the manner set forth in the Company's certificate of incorporation. Article Fifth of the Restated Certificate of Incorporation provides that the Board of Directors may make, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Company, provided however, any Bylaws amendment adopted by the Board of Directors increasing or reducing the authorized number of directors or otherwise amending or altering the classified nature of the Board of Directors, shall require a resolution adopted by an affirmative vote of not less than 75% of the directors. Additionally, new bylaws may be adopted, or the Bylaws may be amended or repealed by a vote of not less than 66 2/3% of the outstanding stock of the Company entitled to vote thereon. Article Seventh of the Company's Restated Certificate of Incorporation prohibits any stockholder action from being taken except at an annual or special meeting of stockholders. No stockholder action may be taken by written consent. The Board of Directors believes these provisions provide the Board of Directors with an opportunity to consider the merits of any proposed amendments to the Bylaws and to the extent necessary or desirable, provide an opportunity to inform all stockholders about the proposed amendments. These provisions may also discourage potential acquirers of the Company from attempting to amend the Company's Bylaws to facilitate an acquisition.

Potential Anti-Takeover Effects of Authorized and Unissued Shares of Preferred Stock. Under the Company's Certificate of Incorporation, the Board of Directors has the authority to provide by resolution for the issuance of shares of one or more series of preferred stock, and to establish the terms and conditions of each series of preferred stock. The Company believes that the availability of preferred stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise. The authorized shares of preferred stock will be available for issuance without the expense and delay of stockholder actions, unless stockholder action is required by applicable law or the rules of Nasdaq or any other stock exchange on which any class of stock of the Company may then be quoted or listed. However, the Company may determine at that time to forego any stockholder vote required by Nasdaq or another stock exchange organization and allow the Company's stock to be removed from trading on Nasdaq or from another stock exchange. The Board of Directors has the power to approve the issuance of a series of preferred stock with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights to enable the holder to block business combinations. In addition, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board of Directors will make any determination regarding issuance of additional shares based on its judgment as to the best interests of its stockholders, customers, employees or other constituencies.

Stockholder Rights Plan. In March 1996, the Board unanimously adopted a new Stockholder Rights Plan (the "Rights Plan") and declared a dividend distribution of one Right to purchase shares of the Company's Series A Junior Participating Preferred Stock under certain circumstances for each outstanding share of the Company's Common Stock. The Rights Plan is designed to provide the Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of the Stockholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all Stockholders, evaluate the adequacy of any potential offer, and protect Stockholders against potential abuses during the takeover process such as a partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all Stockholders fairly and equally. The Rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's Stockholders.

The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all Stockholders, nor is it intended as a deterrent to a Stockholder's initiation of a proxy contest. Under the terms of the Rights Plan, the Board has the power to redeem the Rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of all Stockholders. Additionally, the Board has the power to amend the Rights Plan so as not to apply to a particular transaction. With respect to the transactions contemplated by the Purchase Agreement set forth in this Proposal 2, the Board has amended the Rights Plan so that it will not apply.

Additionally, Section 203 of the Delaware General Corporation Law restricts certain transactions between a Delaware corporation and a holder of 15% or more of the corporation's outstanding voting securities, together with affiliates or associates thereof. For a period of three years following the date that a stockholder became a holder of 15% or more of the Company's outstanding voting securities, Section 203 prohibits the following types of transactions between the Company and the 15% stockholders, unless certain conditions described below are met: (i) mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the Company, (iii) issuances or transfers by the Company of any securities of the Company which would have the effect of increasing the 15% stockholder's proportionate share of the securities of any class or series of the Company, (iv) receipt by the 15% stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the Company, and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the Company which is owned by the 15% stockholder. The three-year ban does not apply if either the proposed transaction or the transaction by which the 15% stockholder became a 15% stockholder is approved by the Board of Directors prior to the date such stockholder became a 15% stockholder.

REASONS  FOR  THE  TRANSACTION;  BOARD  RECOMMENDATION

Prior to entering into the Purchase Agreement, the Board of Directors carefully considered the terms and conditions of the proposed Purchase Agreement and the other agreements and transactions contemplated thereby. In reaching such determination, the Board of Directors considered a number of factors, which taken together supported such determination, including without limitation (a) its knowledge of the Company's business, operations, properties, financial condition and operating results, as well as the Company's prospects and strategic objectives, which provided the background and context for its deliberations and determinations; (b) advice of the Company's management that the Company is in urgent need of additional working capital; (c) the presentation by Cruttenden Roth Incorporated ("Cruttenden") and its opinion that the transaction was fair, from a financial point of view, to the Company and the stockholders; (d) the relationship of the conversion price of the Debentures into shares of the Company's Common Stock to the historical and current market prices for the Company's Common Stock; and (e) the terms of the Purchase Agreement, as reviewed by the Board of Directors.

While the Board believes that the proposed investment by the Investors as described herein is fair to, and in the best interests of the Company and its stockholders, its approval might have certain adverse effects, which stockholders should consider. These effects include the Investors' rights to significant representation on the Company's Board of Directors, the Investors' special consent rights with respect to certain corporate transactions, and the likelihood that the size of the Investors' investment and the attendant rights they will receive (notwithstanding related restrictions) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than transactions in which the Investors acquire a greater interest in the Company).

At a meeting held on June 23, 1999, the Board unanimously approved the terms of the Investors' investment and the Debenture and Note Purchase Agreement. Accordingly, the Board unanimously recommends that stockholders vote FOR approval of the Purchase Agreement.

OPINION  OF  FINANCIAL  ADVISOR

The Company engaged Cruttenden to render an opinion as to the fairness from a financial point of view to Company's stockholders of the proposed investment in the Company to be made by the Investors. Cruttenden was selected by the Board of Directors based on Cruttenden's qualifications and expertise. Cruttenden rendered its written opinion on April 8, 1999 to the Board of Directors that, as of April 8, 1999, based on the qualifications and limitations set forth in its opinion, the proposed investment is fair to the Company's stockholders from a financial point of view. No limitations were placed on Cruttenden by the Board of Directors with respect to the investigation made or the procedures followed in preparing and rendering its fairness opinion.

The full text of the opinion of Cruttenden is attached as Exhibit 1 to this Proxy Statement and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cruttenden. The summary of the opinion of Cruttenden set forth in this Proxy Statement is qualified in its entirety by references to the full text of Cruttenden's opinion. Cruttenden's opinion was prepared for the Board of Directors and is directed only to the fairness, from a financial point of view, to the Company's Stockholders of the proposed investment to be received by the Company under the Purchase Agreement and does not constitute a recommendation to any Stockholder as to how to vote at the Annual Meeting.

In its review of the proposed investment, and in arriving at its opinion, Cruttenden, among other things, reviewed and analyzed:

     - the proposed terms of the investment as set forth in the Purchase Agreement;

     - selected historical financial and operating information on the Company contained in its public filings;

     - selected projected financial and operating information on the Company furnished to Cruttenden by the Company;

     - interviews with the Company's senior officers regarding the current financial condition and alternatives available to the Company;

     - trading history of the Company's Common Stock for the recent previous several years to the present and in comparison with the trading history of other similarly sized companies that Cruttenden deemed relevant;

     - a comparison of the historical and present financial performance and valuation of the Company in comparison with other similarly sized companies that Cruttenden deemed relevant;

     - an evaluation of the discounted cash flow value of the Company based on projected financial data furnished to Cruttenden by the Company; and

     - a comparison of the implied valuation of the Company under the proposed investment with the implied valuation of certain other transactions that Cruttenden deemed relevant.

Cruttenden did not assume responsibility for independent verification of any of the information concerning the Company in connection with its review of the proposed investment and, for purposes of its opinion, Cruttenden assumed and relied upon the accuracy and completeness of such information. Cruttenden further relied upon the assurances of management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. Cruttenden relied on the Company as to all legal and financial reporting matters with respect to the Company and the proposed investment. With respect to the financial projections of the Company, Cruttenden assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. Cruttenden did not make or obtain any evaluation or appraisal of the assets or liabilities of the Company. Cruttenden's opinion was based upon market, economic and other conditions as they existed and could be evaluated as of the date of the opinion.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Cruttenden analyses set forth below does not purport to be a complete description of the presentation by Cruttenden to the Board of Directors. In arriving at its opinion, Cruttenden did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cruttenden believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses without considering all analyses or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Cruttenden presentation to the Board of Directors and its opinion. In performing its analyses, Cruttenden made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Cruttenden and summarized below are not necessarily indicative of actual values or actual future results that may be significantly more or less favorable than suggested by those analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

The following is a brief summary of analyses performed by Cruttenden in connection with providing its written opinion to the Board of Directors on April 8, 1999.

Discounted Cash Flow Analysis: Cruttenden performed a discounted cash flow analysis of the Company using projected financial performance for the years 1999 through 2003 prepared by the Company. The analysis aggregated (1) the present value of the projected after-tax EBITDA through 2003 and (2) the present value of a range of terminal values for the year 2003. A terminal value is hypothetical value of the enterprise in its entirety at some future date. The terminal values for the Company were determined by applying multiples ranging from six to eight times the Company's projected EBITDA in 2003. The Company's after-tax EBITDA stream and terminal values were discounted to present values using discount rates ranging from 15% to 25%. The values derived from the discounted cash flow analysis were at or below the implied value of the Company in the proposed investment.

Analysis of Publicly Traded Comparable Companies: Cruttenden compared selected historical financial information of the Company to that of the most directly comparable publicly traded company, CompDent Corporation ("CompDent"). The comparison highlighted several ratios using the companies' enterprise value which is the value of the total shares outstanding times the recent share price plus the companies' debt outstanding less cash on the balance sheet. The ratios measured the companies' enterprise value to its revenues, EBIT, EBITDA and membership for the financial reporting period ended just prior to the date of the analysis. Given that the Company has historically operated at a lower profit margin than CompDent, the ratios using the implied value of the proposed investment were favorable for the Company when based on profitability such as EBIT and EBITDA, but not when based on revenue or membership.

Precedent Transaction Analysis: Cruttenden compared the valuation obtained by the Company in the transaction contemplated by the Purchase Agreement with the valuations obtained by companies in selected merger and acquisition transactions in the dental insurance industry. These transactions involved the acquisition of United Dental Care, Inc. ("United Dental") and the proposed acquisition of CompDent. The comparison highlighted several ratios using the companies' enterprise value which is the equity of value plus the companies' debt outstanding less cash on the balance sheet. The ratios measured the equity value and enterprise value to the companies' revenues, EBIT, EBITDA and membership for the reporting period ended just prior to the date of the analysis. Just prior to the acquisition of United Dental it reported a low profitability near breakeven. The ratios based on profitability for United Dental, therefore, were not useful in the analysis. Given that the Company has historically operated at a lower profit margin than CompDent, the ratios using the implied value of the proposed investment were favorable for the Company when based on profitability such as EBIT and EBITDA but not when based on revenue or membership.

The foregoing description of Cruttenden's opinion is qualified in its entirety by reference to the full text of such opinion that is attached as Exhibit 1 to this Proxy Statement.

Cruttenden, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, negotiated underwritings, private placements and valuations for corporate and other purposes.

The Company has agreed to pay Cruttenden a fairness opinion fee of $150,000 in connection with the delivery of its fairness opinion. The Company has also has agreed to reimburse Cruttenden for its reasonable out-of-pocket expenses up to $3,000 and to indemnify Cruttenden, including against liabilities under the federal securities laws or relating to or arising out of Cruttenden's engagement.

VOTE  REQUIRED;  BOARD  OF  DIRECTORS'  RECOMMENDATION

The affirmative vote of a majority of the shares of Common Stock of the Company present or represented and entitled to vote on this Proposal at the Annual Meeting is required to authorize the issuance to the Investors of the securities described in the Purchase Agreement. The Board of Directors recommends that you vote FOR the approval of the Purchase Agreement and the transactions contemplated thereby. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                                 PROPOSAL NO. 3
              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

PROPOSED  AMENDMENT

In connection with the transactions contemplated by the Purchase Agreement, and in order to provide for the voting rights to be granted to the holders of Debentures pursuant thereto, the Company's Board of Directors has adopted a resolution to amend Article Twelfth of the Company's Certificate of Incorporation to grant to the holders of the Debentures the power to vote in respect of certain corporate affairs and management of the Company. The amendment specifies that, so long as the number of shares of Common Stock issuable upon conversion of the Debentures represents 25% or more of the votes that may be cast by all voting securities, the holders of the outstanding
Debentures shall have the right to elect 50% of the members of the Board of Directors. The holders of the Debentures shall, in addition, have voting rights with respect to matters other than the election of members of the Board of Directors equal to the number of shares of Common Stock into which such Debentures are convertible.

The Company proposes to amend its Certificate of Incorporation, as described above, in order to effect certain aspects of the transactions contemplated by the Purchase Agreement as agreed to with the Investors. The proposed amendment is a condition to the Investors' obligations to purchase Securities pursuant to the Purchase Agreement. The amendment will not become effective unless the transactions contemplated by the Purchase Agreement are contemplated. See "Certain Effects of the Transaction - Change of Control" for a discussion of certain anti-takeover effects of the foregoing which stockholders should consider.

If Proposal 2 is approved, but Proposal 3 is not approved, the Company will be unable to consummate the transactions contemplated by Proposal 2. Likewise, if Proposal 3 is approved but Proposal 2 is not approved, the transaction which requires amendment to the Company's Restated Certificate of Incorporation will not have been approved, so the Board of Directors will likely not implement the amendment.

VOTE  REQUIRED;  BOARD  OF  DIRECTORS'  RECOMMENDATION

The affirmative vote of a majority of the outstanding shares of Common Stock of the Company on the Record Date is required to authorize an amendment to the Company's Certificate of Incorporation. The Board of Directors recommends that you vote FOR the approval of the amendment to the Company's Certificate of Incorporation. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                                 PROPOSAL NO. 4
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the independent accounting firm of Deloitte & Touche LLP, to audit the financial statements of the Company for the fiscal year ending December 31, 1999, and recommends that stockholders vote for ratification of such appointment. The Board of Directors believes that the Audit Committee appropriately represents the stockholders' interest in this matter. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

In connection with its annual audit of the Company's financial statements for the fiscal years ended December 31, 1997 and 1998, there have been no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference thereto in their reports on the financial statements for such years. The opinion of Deloitte & Touche LLP for the fiscal years ended December 31, 1997 and 1998, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified in any way.

                             ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade
Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Company's SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call
(202)  496-2500.

                           INCORPORATION BY REFERENCE

The Company incorporates by reference into this Proxy Statement the information the Company files with the SEC, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is an important part of this Proxy Statement and information that the Company files subsequently with the SEC will automatically update this Proxy Statement. The Company incorporates by reference the documents listed below and any filings the Company makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the initial filing of this Proxy Statement and prior to the Annual Meeting.

     -     Annual Report on Form  10-K for the year ended December 31, 1998; and
     - Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.
     -     Current Reports on Form  8-K dated June 30, 1999 and October 6, 1999.

YOU MAY REQUEST A COPY OF THESE FILINGS (OTHER THAN AN EXHIBIT TO A FILING UNLESS THAT EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO THAT FILING) AT NO COST, BY WRITING TO OR TELEPHONING US AT THE FOLLOWING ADDRESS:

                    Corporate  Secretary
                    SafeGuard  Health  Enterprises,  Inc.
                    95  Enterprise
                    Aliso  Viejo, California 92656
                    Telephone:  (949)  425-4300
                    Facsimile:  (949)  425-4586

                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters that may come before the Annual Meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matters shall properly come before the Annual Meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.


ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.



                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                       RONALD  I.  BRENDZEL
                                       Corporate  Secretary


October 22, 1999
Aliso Viejo, California

                                    EXHIBIT 1



April  8,  1999

Board  of  Directors
SafeGuard  Health  Enterprises,  Inc.
95  Enterprise
Aliso  Viejo,  CA,  92656

Members  of  the  Board:

We have been requested by the Board of Directors of SafeGuard Health Enterprises, Inc. (the "Company") to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company, of the proposed investment (the "Investment") to be made by an investor group (the "Investors") in the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Investment.

We understand that the Investors have proposed an Investment in the Company in a letter dated March 24, 1999 whereby the Investors would invest $40 million into the Company in exchange for two securities (i) 8% Convertible Subordinated Debentures (the "Convertible Debentures") and (ii) 8% Senior Notes with Warrants (the "Senior Notes") as described in the attached exhibits A and B with the proceeds committed to repay the Company's outstanding senior debt obligations and other corporate uses. Pursuant to the proposed terms of the Investment, the Company would issue Convertible Debentures with a conversion price of $4 per share, that, upon full conversion into the Company's Common Stock, would total more than a majority of the Company's Common Stock currently outstanding. Furthermore, pursuant to the proposed terms of the Investment, the Investors would be granted the rights to elect 50% of the members of the Company's Board of Directors. The Investment, therefore, has been determined to constitute a potential change of control of the Company.

In addition, the Company's issuance of the Senior Notes involves the issuance of
2.5 million Warrants with an exercise price of $8 per share which, upon issuance, would constitute a substantial additional portion of the Company's Stock outstanding.

In arriving at our opinion, we reviewed and analyzed: (1) the proposed terms of the Investment, (2) selected historical financial and operating information on the Company contained in its public filings, (3) selected projected financial and operating information on the Company furnished to us by the Company, (4) interviews with the Company's senior officers regarding the current financial situation and alternatives available to the Company, (5) trading history of the Company's common stock for the most recent several years to the present and in comparison of the trading history of other companies that we deemed relevant,
(6) a comparison of the historical and present financial performance and valuation of the Company in comparison with other companies that we deemed relevant, (7) an evaluation of the discounted cash flow value of the Company based on projected financial data furnished to us by the Company, (8) a comparison of the implied valuation of the Company under the proposed Investment with the implied valuation of certain other transactions that we deemed relevant, and (9) the potential pro-forma financial effects of the Investment and the resulting ability of the Company's independent accountants to render an unqualified opinion associated with its financial statements for the period ended December 31, 1998.

Board  of  Directors
SafeGuard  Health  Enterprises,  Inc.
April  8,  1999
Page 2

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management team. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Investment is fair to the Company and its shareholders. Cruttenden Roth, Inc. will receive a fee in connection with providing this fairness opinion that is contingent upon the closing of the Investment. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we serve as a market maker in the equity securities of the Company and may trade for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Investment. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Investment.


Very  truly  yours,


Dennis  McCarthy
Managing  Director  Corporate  Finance
Cruttenden  Roth  Incorporated

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